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                                                                    EXHIBIT 99.1

                                ENERGYSOUTH, INC.
                                 P. O. BOX 2607
                                MOBILE, AL 36652


DATE: April 25, 2003                                CONTACT: Charles P. Huffman

RELEASE: Immediately                                        PHONE: 251-476-2720


ENERGYSOUTH, INC. REPORTS FISCAL 2003 SECOND QUARTER EARNINGS AND ANNOUNCES DIVIDENDS DECLARED

The Board of Directors of EnergySouth, Inc., at a meeting held April 25, 2003, declared a quarterly dividend on outstanding Common Stock of $0.285 per share, to be paid July 1, 2003 to holders of record as of June 16, 2003. The new annual rate of $1.14 per share represents a 5.6% increase and the 28th consecutive year in which dividends have been increased.

Net income for EnergySouth, Inc. for the quarter ended March 31, 2003 was $5,559,000, or $1.09 per share, as compared to net income for the quarter ended March 31, 2002 of $4,699,000, or $0.93 per share. Net income for the six months ended March 31, 2003 was $8,933,000, or $1.75 per share, compared to net income of $8,452,000, or $1.68 per share, for the six months ended March 31, 2002.

Earnings for the second quarter of fiscal 2003 were $0.16 per share above the same period last year, resulting in increased earnings for the first six months of fiscal 2003 of $0.07 per share. The strong earnings realized during the second quarter resulted primarily from an increase in earnings from the gas distribution business of EnergySouth's Mobile Gas subsidiary. Earnings from Bay Gas' storage operations also showed an improvement over the same period last year. Commenting on the second quarter results, President and Chief Executive Officer John S. Davis said, "We are encouraged by EnergySouth's consolidated earnings for the second quarter and affirm our belief that we are on track to achieve solid earnings growth for fiscal year 2003."

Earnings from Mobile Gas' distribution business increased $0.14 and $0.01 per share, respectively, for the three and six months ended March 31, 2003. Increased margins, defined as revenue less cost of gas, realized from temperature sensitive customers contributed to the second quarter increase. Consumption by these customers on a usage per degree-day basis was higher during the second quarter as compared to the same prior year period. This increase in usage partially mitigated lower usages experienced during the first quarter of fiscal 2003. Customer usage per degree-day varies between periods due to a number of factors, including cloud cover, duration of cold weather, humidity, wind speed and customer conservation efforts. A rate adjustment which was effective December 1, 2002 under the Rate Stabilization and Equalization ratemaking methodology now in effect for Mobile Gas also contributed to the increase in margins for the current year second quarter. Offsetting the positive impact from increased margins for the three and six months ended March 31, 2003 was an increase in operations and maintenance expense and depreciation expense due to additional plant placed in service.

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Bay Gas' earnings increased $0.02 and $0.04 per share, respectively, for the three and six months ended March 31, 2003 due to increased transportation and storage revenues received from additional customers. During the current year periods, Bay Gas entered into new short-term storage agreements in which available storage capacity was leased to customers on a day-to-day basis. Earnings for the six months ended March 31, 2003 also reflect increased revenues from transportation services provided under a long term contract that began in November 2001 and consideration received in November 2001 for an option agreement to transport additional volumes over and above contracted volumes. Increased revenues were partially offset by an increase in operations and maintenance expenses due to the continued expansion of Bay Gas' operations and an increase in depreciation expense and property taxes related to additional plant placed in service.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. MGS Marketing Services provides gas acquisition services for utilities and industrial customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

Portions of this release may constitute "forward-looking statements" as defined by federal law. All statements based on future expectations rather than historical facts are forward-looking statements. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. A discussion of risks, uncertainties and other important factors that could lead to material changes in future results or performance of EnergySouth, Inc. and its subsidiaries is contained in the company's periodic reports filed with the Securities and Exchange Commission.


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                                ENERGYSOUTH, INC.
                                FINANCIAL RESULTS
                      (in thousands, except per share data)


THREE MONTHS ENDED MARCH 31,                               2003            2002
                                                         -------         -------
Operating Revenues                                       $35,604         $31,276
Operating Expenses                                       $25,015         $21,986
Net Income                                               $ 5,559         $ 4,699

Basic Earnings Per Common Share                          $  1.10         $  0.95

Diluted Earnings Per Common Share                        $  1.09         $  0.93


SIX MONTHS ENDED MARCH 31,                                 2003            2002
                                                         -------         -------
Operating Revenues                                       $61,318         $55,429
Operating Expenses                                       $43,618         $38,634
Net Income                                               $ 8,933         $ 8,452

Basic Earnings Per Common Share                          $  1.77         $  1.71

Diluted Earnings Per Common Share                        $  1.75         $  1.68